Exhibit 99.1

MeadWestvaco Corporation Global Headquarters 11013 West Broad Street Glen Allen VA 23060-5937

+1 804.327.7925 T
+1 804.327.6209 F www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Alison von Puschendorf tel: +1 804-327-7284 mediainquiries@meadwestvaco.com	Jason Thompson tel: +1 804-201-2556

MWV Reports Second Quarter 2008 Results

Total Sales Outside North America Up 15 Percent Driven By Emerging Markets Growth of 19 Percent

RICHMOND, VA – July 24, 2008 – MeadWestvaco Corporation (NYSE: MWV) today reported second quarter 2008 income from continuing operations of $58 million, or $0.34 per share. Included in the results from continuing operations are after-tax restructuring charges of $6 million, or $0.03 per share, primarily related to employee separation costs and facility closures, and an after-tax gain of $9 million, or $0.05 per share, related to a sale of corporate real estate. Sales from continuing operations increased 8 percent to $1.71 billion in the second quarter of 2008 compared to sales from continuing operations of $1.58 billion in the second quarter of 2007.

MWV generated solid top-line growth driven by price increases, sales in emerging markets and growth in its global packaging businesses. Margins, however, were adversely impacted by rapid input cost escalation during the quarter. Pre-tax costs for energy, raw materials and freight increased $64 million versus the year-ago quarter.

“MWV’s strong sales performance and commercial momentum in our global packaging markets included aggressive actions to combat unprecedented input cost inflation during the second quarter,” said John A. Luke, Jr., chairman and chief executive officer. “While we continue to address cost challenges by going after price increases in the marketplace, we are also pressing ahead with our profitable growth strategy – including a focus on innovative solutions, growth in emerging markets and relentless productivity improvement. The overall progress of our global packaging business demonstrates that these strategies are working, and are helping us continue to build a sustainable competitive advantage in the global marketplace.”

Quarterly Comparison

In the second quarter of 2007, MWV reported income from continuing operations of $28 million, or $0.15 per share. Included in the results from continuing operations were after-tax restructuring charges of $5 million, or $0.03 per share, primarily related to employee separation costs and facility closures, and after-tax one-time costs of $5 million, or $0.03 per share, related to the company’s cost initiative.

On July 1, 2008, MWV completed the sale of its North Charleston, S.C., kraft paper mill and related assets to KapStone Paper and Packaging Corporation for $485 million, subject to certain post-closing adjustments. For the current and prior year reporting periods, the company is reporting the results of the North Charleston mill and related assets as discontinued operations. The results of the North Charleston mill were previously included in the Packaging Resources segment. Results from discontinued operations were an after-tax loss of $2 million, or $0.01 per share, in the second quarter of 2008 compared to after-tax income of $4 million, or $0.02 per share, in the second quarter of 2007.

Packaging Resources

In the Packaging Resources business, segment profit from continuing operations was $54 million in the second quarter of 2008 compared to $81 million in the second quarter of 2007. Sales from continuing operations increased 5 percent to $674 million in the second quarter of 2008 compared to $642 million in the second quarter of 2007. Improved pricing and mix was more than offset by higher costs for energy, wood, raw materials and freight of $37 million and by higher maintenance-related expenses of $10 million versus the year-ago quarter. Year-over-year, bleached board shipments increased 2 percent driven by liquid packaging and export markets. Bleached board pricing increased 5 percent in the second quarter of 2008. Year-over-year, coated unbleached kraft (CNK®) pricing increased 3 percent, but shipments declined 2 percent due to longer than expected maintenance downtime at the company’s Mahrt mill. Rigesa, the company’s Brazilian operation, posted strong quarterly sales and earnings growth, reflecting continued solid demand for value-added corrugated packaging solutions in the domestic Brazilian market and the impact from favorable foreign exchange.

The Packaging Resources business continues to take pricing actions across its entire volume to combat the unprecedented cost inflation that has negatively impacted margins. In addition, the segment is implementing a new freight policy to limit its exposure to the rising cost of fuel on outbound shipments.

Consumer Solutions

In the Consumer Solutions business, segment profit was $22 million in the second quarter of 2008 compared to $24 million in the second quarter of 2007. Sales increased 10 percent to $656 million in the second quarter of 2008 compared to $595 million in the second quarter of 2007. The segment delivered revenue growth across all lines of business. Growth was particularly strong in beverage, tobacco, personal care and healthcare markets outside North America. The segment also generated improved media packaging results that were driven by strong gains in higher margin video games packaging and productivity improvement. These positive developments were more than offset by higher costs for energy, raw materials and freight. During the quarter, the company continued to consolidate its converting footprint without reducing capacity, resulting in the planned closure of its Warrington, Pa. facility.

In the second quarter, the company purchased assets of Oracle Packaging in North Carolina. This acquisition will strengthen the company’s leading position in North American beverage packaging by adding new business from Coors, Pepsi and Diageo.

In the third quarter, the company jointly acquired pharmaceutical packaging company International Labs of St. Petersburg, Fla. with India-based Bilcare Ltd. The transaction enhances MWV’s ability to provide its innovative Shellpak® compliance packaging solution to leading retailers for their low-cost branded and generic drug programs. The joint acquisition will streamline the supply chain by eliminating several steps in the distribution channel, and will also provide MWV with additional scale and health care packaging capabilities.

Consumer & Office Products

In the Consumer & Office Products business, segment profit increased 13 percent to $27 million in the second quarter of 2008 compared to $24 million in the second quarter of 2007. Sales in the second quarter of 2008 were $270 million compared to $267 million in the second quarter of 2007. Sales increased modestly due to the company’s continued focus on higher value proprietary products. Segment profit growth was due to benefits from an improved mix and productivity. These benefits more than offset higher costs for raw materials, principally uncoated paper. This segment continues to be impacted by Asian-based imported products.

Specialty Chemicals

In the Specialty Chemicals business, segment profit was $11 million in the second quarter of 2008, unchanged compared to the second quarter of 2007. Sales grew 15 percent to $146 million in the second quarter of 2008 compared to $127 million in the second quarter of 2007, driven in part by a 41 percent increase in sales from outside North America. Strong exports of performance chemicals and improved pricing was offset by higher costs for energy, raw materials and freight and by incremental costs related to refinery maintenance downtime. Lower automotive carbon sales due to the significant decline in truck sales in North America also negatively impacted segment profit. The segment is aggressively pursuing pricing actions across its entire product line to offset energy and raw materials inflation.

Corporate and Other

Corporate and Other loss was $41 million in the second quarter of 2008 compared to a loss of $98 million in the second quarter of 2007. Improvement in 2008 was due to higher operating profit from land sales generated by the Community Development and Land Management business, a gain from a sale of corporate real estate, lower overall corporate expense, and increased interest income.

Profit from land sales generated by the Community Development and Land Management business was $21 million in the second quarter of 2008 compared to $5 million in the second quarter of 2007. The company sold approximately 7,300 acres in the second quarter of 2008 at an average price per acre of about $3,300 as part of its small-tract sales strategy. The company currently has 170 tracts that it is actively marketing through multiple channels.

Other Items

In the second quarter of 2008, pre-tax costs for energy, wood, raw materials and freight increased $64 million over the prior-year quarter on a continuing operations basis.

In the second quarter of 2008, the pre-tax impact from favorable foreign exchange was $3 million higher compared to the prior-year quarter on a continuing operations basis.

Cash flow provided by operations was over $150 million in the first half of 2008, compared to $191 million in the first half of 2007. The decline was principally driven by higher working capital.

Capital spending for continuing operations was $142 million in the first half of 2008 compared to $139 million in the first half of 2007.

During the second quarter of 2008, MWV completed its $400 million accelerated share repurchase program. As a result of this program, which began in November 2007, the company retired 14 million shares at an average price of $28.51 per share, representing 7.5 percent of the total shares outstanding when the program commenced.

In the second quarter of 2008, the tax provision attributable to income from continuing operations had an effective rate of approximately 20 percent. The effective rate differed from statutory rates primarily due to changes in the mix of expected income levels between the company’s domestic and foreign operation and certain discrete items. The annual effective tax rate for 2008 excluding discrete items is expected to be about 26 percent.

MWV paid a regular quarterly dividend of $0.23 during the second quarter of 2008, and on June 23, 2008, declared a quarterly dividend payable on September 2, 2008, to stockholders of record at the close of business on August 1, 2008.

Outlook

In the Packaging Resources business, third quarter segment profit is expected to be similar to prior-year results. Overall demand for the company’s paperboard grades remains solid with backlogs that are at or above the prior year. However, costs for fiber, oil-based materials and freight are expected to continue to increase to historically high levels and pressure segment profits. The company is continuing to execute price increases and limit its exposure to freight-related surcharges to help offset the effects of input cost inflation. Improved productivity in the third quarter is expected to help partially offset the impact of input cost inflation.

In the Consumer Solutions business, third quarter segment profit is expected to be similar to prior-year results. Continued strength in global beverage, home and garden, and healthcare packaging, as well as improvement in global media packaging combined with ongoing pricing and productivity improvement actions are expected to be offset by continued input cost inflation.

In the Consumer & Office Products business, third quarter segment profit is expected to be lower than the prior-year results. Uncertainty in the U.S. economy could result in lower consumer product sell-through during the important back-to-school season. In addition, shipments for the planning products business may also be affected by the uncertain economy, resulting in a potential shift of shipments between the third and fourth quarters.

In the Specialty Chemicals business, third quarter segment profit is expected to be modestly above prior-year results. Continued demand for performance chemicals, higher pricing and increased productivity are expected to more than offset lower market-related demand for automotive emissions carbon and housing-related chemicals as well as higher costs for energy, raw materials and freight.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. (EDT) by dialing 1 (888) 423-3273 (toll-free domestic) or 1 (612) 332-0923 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 1:30 p.m. (EDT) on July 24, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 891607. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, access the link to Investor Information, then Calendar of Events, and look for the link to the webcast. Please go to the website at least one hour prior to the call to register, download and install any necessary audio software.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, personal and beauty care, food, beverage, media and entertainment, and home and garden industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 23,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the fourth consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007[2]	2008	2007[2]
Net sales	$1,709	$1,580	$3,227	$3,008

Cost of sales	1,406	1,280	2,699	2,480
Selling, general and administrative expenses	202	216	403	427
Interest expense	49	52	103	101
Other income, net	(21)	(10)	(28)	(15)

Income from continuing operations before income taxes	73	42	50	15
Income tax provision	15	14	—	10

Income from continuing operations	58	28	50	5
Discontinued operations, net of tax [1]	(2)	4	2	11

Net income	$56	$32	$52	$16

Net income per share, basic and diluted:
Income from continuing operations	$0.34	$0.15	$0.29	$0.02
Discontinued operations [1]	(0.01)	0.02	0.01	0.06

Net income	$0.33	$0.17	$0.30	$0.08

Shares used to compute net income per share:
Basic	173.4	183.5	173.7	183.1
Diluted	173.8	184.7	174.1	184.1

[1]	Reflects the disposition of the company’s Kraft paper mill and related assets which occurred on July 1, 2008.
[2]	Prior period amounts have been adjusted to conform to the 2008 presentation pursuant to the disposition of the company’s Kraft paper mill and related assets which occurred on July 1, 2008.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	June 30, 2008	December 31, 2007[2]
Assets
Cash and cash equivalents	$431	$245
Receivables, net	898	975
Inventories	896	745
Other current assets	129	122
Current assets of discontinued operations[1]	88	80

Current assets	2,442	2,167

Property, plant, equipment, net	3,784	3,790
Prepaid pension asset	1,224	1,214
Goodwill	852	840
Other assets	1,434	1,404
Non-current assets of discontinued operations[1]	416	422

	$10,152	$9,837

Liabilities and shareholders’ equity
Accounts payable	$656	$622
Accrued expenses	701	720
Notes payable and current maturities of long-term debt	290	68
Current liabilities of discontinued operations[1]	53	45

Current liabilities	1,700	1,455

Long-term debt	2,356	2,375
Other long-term obligations	1,087	1,056
Deferred income taxes	1,212	1,227
Long-term liabilities of discontinued operations[1]	16	16
Shareholders’ equity	3,781	3,708

	$10,152	$9,837

[1]	Reflects the disposition of the company’s Kraft paper mill and related assets which occurred on July 1, 2008.
[2]	Prior period amounts have been adjusted to conform to the 2008 presentation pursuant to the disposition of the company’s Kraft paper mill and related assets which occurred on July 1, 2008.

MeadWestvaco Corporation and consolidated subsidiary companies

Business Segment Information

In millions (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Sales
Packaging Resources[1]	$674	$642	$1,305	$1,228
Consumer Solutions	656	595	1,262	1,161
Consumer & Office Products	270	267	478	468
Specialty Chemicals	146	127	270	239
Corporate and Other [1,2]	73	57	123	115

Total	1,819	1,688	3,438	3,211
Intersegment eliminations	(110)	(108)	(211)	(203)

Consolidated totals	$1,709	$1,580	$3,227	$3,008

Segment profit (loss)
Packaging Resources	$54	$81	$86	$124
Consumer Solutions	22	24	31	44
Consumer & Office Products	27	24	24	22
Specialty Chemicals	11	11	23	15
Corporate and Other [1,3]	(41)	(98)	(114)	(190)

Consolidated totals [4]	$73	$42	$50	$15

[1]	Prior period amounts have been adjusted to conform to the 2008 presentation pursuant to the disposition of the company’s Kraft paper mill and related assets which occurred on July 1, 2008.
[2]	Revenue included in Corporate and Other includes specialty papers sales, and land and timber sales of the Community Development and Land Management business.
[3]

Corporate and Other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring charges and one-time costs, pension income, interest expense and income, and gains on asset sales.

[4]	Consolidated totals represent income before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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